Exhibit 99.1
FOR IMMEDIATE RELEASE
US BIOENERGY REPORTS 2006 FINANCIAL RESULTS
With 250 Million Gallons of Product Capacity
US BioEnergy is the Largest Pure-Play Ethanol Producer in the U.S.
ST. PAUL, Minnesota – (March 30, 2007) — US BioEnergy Corporation (NASDAQ: USBE) today announced net income of $20.4 million, or $0.41 per share, for the year ended December 31, 2006 and net income of $21.0 million, or $0.36 per share, for the fourth quarter.
“This has been a year of significant progress and achievement for our company,” said Gordon Ommen, US BioEnergy president and CEO. “In addition to a successful initial public offering in December, we grew our ethanol production capacity to 250 million gallons by year end. We achieved this rapid growth through well planned acquisitions, greenfield construction and facility expansion. By the end of 2008, we expect to have seven plants operational with ethanol production capacity of approximately 600 million gallons per year.”
For the 12 months ended December 31, 2006 total revenues were $124.5 million. Fourth quarter 2006 revenues totaled $64.2 million. EBITDA for the full year and fourth quarter was $39.7 million and $35.3 million, respectively. Results for the year and quarter were driven by significant increases in the company’s ethanol production capacity, which by December 31, 2006 totaled 250 million gallons per year. The company also recognized a year to date net pre-tax gain of $8.6 million and a fourth quarter net gain of $9.7 million related to its hedging strategy. In addition, during the fourth quarter, the company sold one of its build slots for $12.0 million, of which $8.0 million was realized as a pretax gain during the fourth quarter.
“We are pleased with these results, which reflect our first full quarter of operations at our Woodbury plant and our second full quarter of operations at our Platte Valley plant,” said Ommen.
The company achieved a number of milestones during 2006, including:
•	Completing the company’s initial public offering, which raised approximately $149.7 million in net proceeds;

•	Acquiring, expanding and completing the expansion of the Platte Valley plant;

•	Commencing operations at the Woodbury plant, and

•	Commencing operations at the Albert City plant.

The company currently owns and operates three ethanol plants, which have combined production capacity of 250 million gallons per year (mmgy) and has the following plants under construction and sites under evaluation:
•	Ord, Nebraska, a 50 mmgy facility, which is expected to start producing ethanol in the second quarter of 2007

•	Hankinson, North Dakota, a 100 mmgy facility, which is expected to start producing ethanol in the second quarter of 2008

•	Dyersville, Iowa, a 100 mmgy facility, which is expected to start producing ethanol in the second quarter of 2008

•	Janesville, Minnesota, a 100 mmgy facility, which is expected to start producing ethanol in the third quarter of 2008

•	Grinnell, Iowa, a 100 mmgy facility, of which US BioEnergy has a 50% ownership interest. Site work at the Grinnell facility is currently in progress. Due to pending lawsuits relating to zoning issues, the ability to secure debt financing for this facility has been delayed. As a result, a date to start the next phase of construction for this facility has not been set.

•	Additional sites the company has identified and is conducting feasibility studies on include those near Springfield, Minnesota; Guymon, Oklahoma and Altamont, Illinois. Selection and potential construction of projects, which typically takes 18 months, is contingent on zoning, permitting, financing and other factors.
Total construction expenditures for 2006 were $206.0 million and were primarily comprised of the following: Woodbury $32.7 million, Albert City $88.4 million, Platte Valley $40.2 million, Ord $30.8 million and Hankinson $4.5 million. Of the total, $58.1 million was expended in the fourth quarter. The company has entered into credit facilities to provide the debt financing necessary to complete construction of the Ord, Hankinson, Dyersville, and Janesville plants. In addition to these credit facilities, the company estimates $161.0 million will be funded by cash on hand and internal cash generation.
At December 31, 2006 total cash and cash equivalents were $170.1 million. Total debt as of December 31, 2006 totaled $150.1 million compared with $128.8 million on September 30, 2006 and shareholders equity was $484.4 million compared with $318.3 million on September 30, 2006.

Selected Results

	12 months ended	3 months ended
	December 31,	December 31,
	2006	2006
Sales volumes (in thousands)
Ethanol gallons sold	49,604	28,068
Distillers grains tons sold	248	127

Production volumes (in thousands)
Ethanol gallons produced	51,743	29,457
Distillers grains tons produced	260	136

Average price realizations
Ethanol gross sales price per gallon	$1.86	$1.84
Distillers grain sales price per gallon	$0.23	$0.23

Average cost
Corn no hedging impact (per bushel)	$2.51	$2.77
Corn w/ hedging impact (per bushel)	$1.94	$1.80

Corn no hedging impact (per gallon)	$0.86	$0.95
Corn w/ hedging impact (per gallon)	$0.65	$0.57

Natural gas (per mmbtu) no hedging impact	$7.28	$7.69
Natural gas (per mmbtu) w/ hedging impact	$8.84	$8.70

Natural gas (per gallon of ethanol) no hedging impact	$0.18	$0.19
Natural gas (per gallon of ethanol) w/ hedging impact	$0.22	$0.22
Comparability of Financial Results
Prior to May 1, 2006, US BioEnergy derived revenues principally from its marketing and services businesses. Since that time, the sale of ethanol and distillers grains has become the primary source of US BioEnergy’s revenues. As a result, the company’s financial results for periods after April 30, 2006 are not comparable to results for prior periods. In addition, due to the steep ramping of ethanol production between April and December 2006, the actual production figures for 2006 are not indicative of future operating results.
EBITDA
This news release describes EBITDA in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP). Management believes that EBITDA is useful in evaluating its operating performance in relation to other companies in the company’s industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Some of the limitations of EBITDA are:
•	EBITDA does not reflect cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, the company’s working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on the company’s indebtedness; and

•	EBITDA includes non-recurring payments to the company which are reflected in other income.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to the company to service its debt or to invest in the company’s growth. The company compensates for these limitations by relying on GAAP results as well as on EBITDA.
Conference Call
The company will host a conference call today at 10:00 a.m. Central Time. Investors interested in participating in the call can dial (888) 373-8893 and reference conference ID 2280294. A webcast will be available on the investor relations section of the company’s web site at www.usbioenergy.net. For those unable to participate during the live broadcast, the webcast and telephone replay will be archived through April 13, 2007. The telephone replay will be available approximately two hours after the call concludes by dialing (800) 642-1687 or (706) 645-9291 and reference conference ID 2280291.
Safe Harbor Statement
Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although US BioEnergy Corporation believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our filings the Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2006, for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.
(Tables to follow)

Investor Contact:	Media Contacts:
Investor Relations	James McCusker	JD Bergquist
US BioEnergy Corporation	Integrated Corporate Relations	US BioEnergy Corporation
651-355-8340	203-682-8200	651-355-8357
investor@usbioenergy.net	jmccusker@icrinc.com	media@usbioenergy.net

US BioEnergy Corporation
Consolidated Balance Sheets

	Twelve Months Ended December 31,
	2006	2005
	(Dollars in Thousands, Except Per Share Data)
Assets
Currents Assets
Cash and cash equivalents:
Cash and commercial paper	$170,099	$6,809
Reverse repurchase agreement	—	33,641

	170,099	40,450
Receivables	40,958	27,446
Inventories	28,420	14,671
Derivative financial instruments	7,144	—
Prepaid expenses	3,572	217
Deferred income taxes	—	51

Total current assets	250,193	82,835

Other Assets
Deposits	4,307	—
Interest rate swap	252	—
Investment in equity of unconsolidated subsidiary	1,509	—
Goodwill	65,489	2,445
Intangible assets	3,174	3,346
Other assets	52	154

	74,783	5,945

Property and Equipment, net	408,814	68,042

Total assets	$733,790	$156,822

Liabilities and Shareholders’ Equity
Liabilities
Current maturities of long-term debt	$8,131	$—
Checks written on controlled disbursement accounts	13,270	6,483
Notes payable	1,815	315
Accounts payable	47,163	39,157
Accrued expenses	4,938	1,415
Deferred income tax liability	2,913	—
Deferred revenue	545	209
Other current liabilities	3,410	276

Total current liabilities	82,185	47,855

Long-term debt	140,128	6,250

Deferred income taxes	27,099	267

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $0.01 par value, authorized 75,000,000 shares, issued none	—	—
Class A common stock, $0.01 par value, authorized 750,000,000 shares;
67,968,885 and 30,840,125 shares issued and outstanding as of December 31, 2006 and 2005, respectively	679	308
Additional paid-in capital	467,552	106,427
Retained earnings (deficit)	16,147	(4,285)

	484,378	102,450

Total liabilities and shareholders’ equity	$733,790	$156,822

See notes to consolidated financial statements.

US BioEnergy Corporation
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in Thousands, Except Per Share Data)
Revenues:
Product sales	$60,052	$3,423	$111,966	$9,633
Services and commissions	3,174	2,946	8,839	6,782
Other revenues	945	—	3,730	—

Total revenues	64,171	6,369	124,535	16,415

Cost of goods sold:
Cost of product sales	33,699	3,436	73,177	9,467
Cost of services and commissions	899	1,338	5,190	3,520

Total cost of goods sold	34,598	4,774	78,367	12,987

Gross profit	29,573	1,595	46,168	3,428
Selling, general and administrative expenses	9,364	5,387	27,089	8,016

Operating income (loss)	20,209	(3,792)	19,079	(4,588)

Other income (expense):
Interest expense	(706)	(212)	(2,076)	(467)
Interest income	812	282	2,436	319
Other income	9,776	99	9,814	104
Equity in net income of unconsolidated subsidiary	532	—	456	—
Minority interest in net loss of subsidiary	—	—	391	—

	10,414	169	11,021	(44)

Income (loss) before income taxes	30,623	(3,623)	30,100	(4,632)
Federal and state income tax (expense) benefit	(9,668)	401	(9,668)	401

Net income (loss)	$20,955	$(3,222)	$20,432	$(4,231)

Earnings (loss) per common share:
Basic	$0.36	$(0.12)	$0.41	$(0.38)
Diluted	0.35	(0.12)	0.41	(0.38)

US BioEnergy Corporation
Consolidated Statements of Cash Flows

	Twelve Months Ended
	December 31,
	2006	2005
	(Dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$20,432	$(4,231)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,487	322
Amortization	1,031	487
Minority interest in net loss of subsidiary	(391)	—
Stock-based compensation	399	3,552
Deferred income taxes	9,905	(677)
Equity in net income of unconsolidated subsidiary	(456)	—
Gain on sale of 50% interest in Provista	(1,764)	—
Changes in working capital components, net of affects of business acquisitions and deconsolidation of equity method investee:
Receivables	(34,191)	(11,219)
Inventories	(28,884)	(9,833)
Prepaid expenses	(2,988)	(90)
Derivative financial instruments	(6,785)	—
Accounts payable	17,172	14,428
Accrued expenses	3,012	989
Deferred revenue	197	(52)

Net cash used in operating activities	(16,824)	(6,324)

Cash Flows from Investing Activities
Purchases of property and equipment	(206,010)	(53,388)
Cash acquired in purchase of UBE, LLC	—	103
Cash acquired in purchase of US Bio Woodbury, LLC	—	204
Acquisition of US Bio Platte Valley and US Bio Ord, net of cash received	(20,708)	—
Acquisition of US Bio Hankinson, LLC, net of cash received	(773)	—
Investment in Provista	(1,000)	—
Proceeds received on sale of 50% interest in Provista	2,400	—
Deposits made	(4,307)	—
Other	170	148

Net cash used in investing activities	(230,228)	(52,933)

Cash Flows from Financing Activities
Increase in checks written on controlled disbursement accounts	6,787	3,556
Debt issuance costs paid	(977)	(1,032)
Net change in notes payable	13,951	(6,043)
Proceeds from long-term debt	119,242	6,250
Payments of long-term debt	(1,645)	—
Proceeds from issuance of 23,300,563, 26,454,125 and 2,687,500 shares of common stock, respectively	255,499	96,317
Offering costs paid	(16,156)	(99)

Net cash provided by financing activities	376,701	98,949

Net increase in cash and cash equivalents	129,649	39,692

Cash and Cash Equivalents
Beginning of period	40,450	758

End of period	$170,099	$40,450

US BioEnergy Corporation
EBITDA — 3 Months and Year Ended December 31, 2006

	Three months ended	Year ended
	December 31, 2006	December 31, 2006
	(Dollars in Thousands)
Net Income	$20,955	$20,432

Interest	706	2,076
Income Taxes	9,668	9,668
Depreciation	3,800	6,487
Amortization	207	1,031

EBITDA	$35,336	$39,694